Exhibit 99.1

            Serologicals Corporation Reports First Quarter Results; Revenues up 66% and Net Income from Continuing Operations up 55%

    ATLANTA--(BUSINESS WIRE)--April 21, 2004--Serologicals Corporation (NASDAQ: SERO) announced financial results for the first quarter 2004.

    First-Quarter Financial Highlights

    --  Net sales totaled $36.5 million, up 66% from Q1 2003
    -- Net income from continuing operations increased 55% over the first quarter 2003
    --  Net income totaled $3.0 million, up 48% from 2003
    -- Basic earnings per share were $0.12 in Q1 2004 compared with $0.08 in 2003
    -- Fully diluted earnings per share were $0.11 in Q1 2004, an increase of 38% from the prior year of $0.08

    President & CEO Perspectives

    "The first quarter of 2004 was marked by several significant accomplishments which continue to advance our strategy of expanding our market position in the life sciences industry by providing products that support our customers in the entire biomedical pipeline," said David A. Dodd, President and CEO.
    "Our financial results were consistent with our expectations, although we were impacted during the quarter by a temporary production halt at our Toronto BSA facility related to the 'mad-cow' case in Washington State. Despite the temporary halt of our production in Toronto, we were able to fulfill all customer orders during the period from this facility.
    "We just recently passed the one year anniversary of the acquisition of Chemicon International, and by all measures it has been an excellent acquisition for the Company. Now that we have successfully operated this business for a year and completed the Therapeutic Plasma divestiture, we are focusing our attention on evaluating a number of potential acquisition opportunities as we begin the process of accelerating the growth of the Corporation in 2004. I believe the Company is well-positioned to continue to expand into greater leadership positions in our markets in 2004 and beyond," Mr. Dodd stated.

    Significant achievements in the first quarter 2004 included:

    -- We completed the divestiture of our Therapeutic Plasma business in January. This represented another defining milestone in the continuing evolution of our Company to a life science company focused on high-growth, high-margin markets and products.

    -- The U.S. Patent Office awarded a patent on Serologicals' proprietary purification process used in the production of EX-CYTE(R) that inactivates prions. The patent will remain in force until 2021.

    -- We signed an expanded agreement with Novo Nordisk extending our arrangement to distribute their human recombinant insulin into the world-wide cell culture market. This agreement extends our relationship through 2006.

    -- Chemicon's licensing revenue during the quarter set a new record. In addition, Chemicon entered into licensing arrangements with Promega Corporation and Myriad Genetics, Inc. The Promega agreement provides Chemicon the rights to use DNA-directed RNA interference technology ("ddRNAi"). The Myriad agreement provides Chemicon rights to use several of Myriad's proprietary tumor suppressor and breast cancer susceptibility proteins and antibodies. Also during the quarter, Chemicon filed one provisional patent application.

    -- The construction of our new EX-CYTE(R) plant in Lawrence, Kansas is essentially completed. The project remains on schedule and under budget. We are now preparing for commencement of process and customer validation which will likely last into late 2004.

    -- One of our significant EX-CYTE(R) customers received FDA marketing approval for their drug during the first quarter 2004. European approval is expected to follow later this year.

    -- We have seen extremely positive results in our EX-CYTE(R) evaluation program which is a key objective of our field representatives in 2004 and beyond. Nearly 100 new customers began evaluating EX-CYTE(R) during the first quarter of 2004, and there are currently nearly 150 projects ongoing that we are aware of that are using EX-CYTE(R) and various other of our proprietary supplements. This level of new evaluations of EX-CYTE(R) during the first quarter of 2004 exceeded the entire number of new evaluations achieved during the full year 2003.

    -- We recently commenced implementation of our enterprise resource planning system using SAP at Chemicon. The financial implementation is the first phase of this project and is expected to be complete by the end of the third quarter 2004. We will be adding other SAP functionality onto the platform over the next 12-14 months at Chemicon as we standardize our operations and reporting systems.

    -- Chemicon introduced 110 new products during the first quarter of 2004, and continues to focus on product selection as we seek to generate increasingly higher revenues at higher margins on our new products.

    -- Over 60% of our product sales in first quarter 2004 represented patented, exclusively licensed or proprietary products. We continue to build a strong revenue position and growth based on exclusive, value-added products.

    Dodd stated, "We are very pleased with the first quarter performance and the ways in which we dealt with several challenges. We are currently on plan to meet our previously stated financial objectives for 2004. This year will be one of aggressive development of our corporation as we continue to pursue growth opportunities through acquisition and licensing, expand our product branding and customer base, complete validation of our new plant and continue to invest in our research and development programs."

    First Quarter Results Summary

    Net sales for the first quarter of 2004 totaled $36.5 million compared to $22.0 million in the first quarter of 2003, an increase of 66%. Net income for the first quarter 2004 was $3.0 million, or $0.11 per diluted share, an increase of 48% over the prior year net income of $2.0 million, or $0.08 per diluted share. The increases over the prior year were primarily due to the contribution of Chemicon, which is included only in the 2004 period.
    The following table shows a breakdown of the revenue contribution by segment for the first quarter of 2004 and 2003:


$ in Millions                                  Quarter Ended
                                     ---------------------------------
                                      March 28, 2004   March 30, 2003
                                     ---------------------------------
                                      Actual  % Total  Actual  % Total
                                     ---------------------------------
Revenue:
Research                                $15.2      42%    $1.0      4%
Cell Culture                             14.4      39%    13.8     63%
Diagnostic                                6.9      19%     7.2     33%
                                     ---------------------------------
   Total                                $36.5     100%   $22.0    100%
                                     =================================

    The following table shows a breakdown of the gross profit contribution by segment for the first quarter of 2004 and 2003:


$ in Millions                                  Quarter Ended
                                      --------------------------------
                                       March 28, 2004  March 30, 2003
                                      --------------------------------
                                       Actual    GM %   Actual  GM %
                                      --------------------------------
Gross Profit:
Research                                  $9.3      61%   $0.8     80%
Cell Culture                               7.2      50%    7.1     51%
Diagnostic                                 3.0      43%    3.9     54%
                                      --------------------------------
   Total                                 $19.5      53%  $11.8     54%
                                      ================================

    Performance Highlights: Research Products

    Sales of Research products in first quarter 2004 increased $14.1 million over the prior year quarter as a result of the Chemicon acquisition in April 2003. Chemicon's sales for the first quarter of 2003 (prior to the acquisition) were $11.3 million. Chemicon reported sales increases of 16% in the United States, 26% in Europe and 53% in Asia, compared to the first quarter of 2003. Specific product lines that reported strong growth over the prior year were apoptosis, cell signaling, neuroscience antibodies and molecular biology.

    Performance Highlights: Cell Culture Products

    Sales of Cell Culture products increased 5% to $14.4 million over the first quarter 2003. Sales of EX-CYTE(R) in the quarter were $3.6 million, compared to $4.6 million in the first quarter of 2003. The decrease was primarily due to timing of customer shipments in 2004. Sales of the Company's proprietary bovine serum albumin (BSA) in the quarter were $4.3 million in the first quarter of 2004 and 2003. Sales of recombinant insulin increased $2.4 million, or 84%, from $2.8 million in 2003 to $5.2 million in 2004.
    Gross margins for Cell Culture products decreased in the current year quarter primarily due to product mix and expenses of approximately $0.5 million related to the production halt at our Toronto facility early in the first quarter 2004 due to the "mad-cow" scare. The expenses resulted from our inability to transport raw materials from our U.S. supplier to our facility in Toronto. As a result, much of our plant was idle for approximately a month until all of the importation clearances from the Canadian government were obtained. The plant is now fully operational and running near capacity in order to meet customer demand for the remainder of 2004.

    Performance Highlights: Diagnostic Products

    Sales of Diagnostic products were down slightly in the first quarter of 2004 compared to the first quarter 2003. Sales of diagnostic monoclonal antibodies and related products were $5.4 million in the first quarter 2004, compared with $5.3 million in the prior year quarter. Sales of disease state antibodies, detection products and other diagnostic products decreased from the prior year, primarily because the prior year quarter included sales of diagnostic products that were sourced from our donor center network, which was sold as part of the Therapeutic Plasma divestiture. Gross margins on diagnostic products were 43% for the first quarter of 2004 compared with 54% in the first quarter of 2003. The decline in gross margin is due to the impact of operating the Scotland facility at a lower percentage of capacity in order to more accurately match inventory levels to anticipated customer demand.

    Other Q1 2004 Financial Information

    -- Selling, general and administrative (SG&A) costs increased 68% from $7.0 million (32% of net sales) in the first quarter of 2003 to $11.7 million (32% of net sales) in the same period of 2004. Research and development expense increased 112% over the prior year quarter, and represented over 5% of sales in the current year period, compared with 4% in the prior year. The majority of the increase in both of these categories was due to the acquisition of Chemicon.

    -- The Company's cash balance at the end of March 2004 was $58.5 million, compared with $48.6 million at the end of 2003. Accounts receivable totaled approximately $20.6 million at the end of March 2004, compared with $34.1 million at the end of 2003.

    -- Capital expenditures for the first quarter of 2004 were $5.5 million, of which approximately $4.7 million related to the construction of the Company's new EX-CYTE(R) manufacturing facility in Lawrence, Kansas.

    -- Depreciation and amortization for the first quarter of 2004 totaled $2.6 million, compared with $1.7 million in the first quarter of 2003. The increase is due to the Chemicon acquisition.

    -- Recognized losses on foreign exchange totaled approximately $200,000 for the first quarter 2004, compared to a loss of approximately $80,000 in the first quarter 2003.

    -- Diluted earnings per share for the first quarter 2004 includes the impact of approximately 8.8 million additional shares related to the Company's $130 million convertible debentures.

    Q1 2004 Earnings Conference Call

    Serologicals will hold its first quarter earnings conference call at 9:00 a.m. (Eastern Time) April 22, 2004. The conference call dial in number is 719-457-2679, confirmation code 574375. The live broadcast will also be available online at the Company's website at www.serologicals.com and at www.StreetEvents.com.
    If you are unable to participate in the call, a 14-day playback will start April 22, 2004 at 11:00 a.m. (Eastern Time). To listen to the playback, please call 719-457-0820 and enter access code 574375 or access the archived web cast on the Company's website at www.serologicals.com.

    About Serologicals

    Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 650 employees worldwide, and its stock is traded on the Nasdaq National Stock Market under the symbol SERO.
    For information on Serologicals Corporation, visit the company's corporate web site at www.serologicals.com.

    Safe Harbor Statement

    This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the future growth of the Company's business and the acceleration of the rate of growth; the Company's intent to pursue acquisition and licensing opportunities; our efforts to develop new products; our ability to expand into new leadership positions in our markets; our ability to achieve our previously stated 2004 financial objectives; the impact on the Company from new EX-CYTE(R) customers and the successful development of products manufactured using EX-CYTE(R); the results of the implementation of our enterprise resource planning system at Chemicon; the introduction of new products by Chemicon; and Chemicon's ability to generate higher revenues at higher margins on new products. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.
    Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.


                       SEROLOGICALS CORPORATION
                         Financial Highlights
          (in thousands, except share and per share amounts)

                   CONSOLIDATED STATEMENTS OF INCOME
         First Quarter Ended March 28, 2004 and March 30, 2003
                              (Unaudited)



                                                    Quarter Ended
                                               -----------------------
                                                March 28,   March 30,
                                                  2004        2003
                                               ----------- -----------

Net sales                                         $36,504     $21,983
Costs and expenses:
  Cost of sales                                    17,034      10,214
  Selling, general and administrative expenses     11,686       6,952
  Research and development                          1,966         926
  Amortization of intangibles                         656         240
  Special charges                                     ---         181
                                               ----------- -----------
Operating income                                    5,162       3,470
  Other (income) expense, net                        (156)         76
  Write-off of deferred financing costs               ---         380
  Interest income                                    (191)        (58)
  Interest expense                                  1,057         117
                                               ----------- -----------
Income from continuing operations, before
 income taxes                                       4,452       2,955
Provision for income taxes                          1,469       1,035
                                               ----------- -----------
Net income from continuing operations               2,983       1,920
Discontinued operations, net of taxes                 ---         102
                                               ----------- -----------
Net income                                         $2,983      $2,022
                                               =========== ===========

Basic earnings per common share:
  Net income from continuing operations             $0.12       $0.08
  Discontinued operations                             ---         ---
                                               ----------- -----------
  Net income                                        $0.12       $0.08
                                               =========== ===========

Diluted earnings per common share:
  Net income from continuing operations             $0.11       $0.08
  Discontinued operations                             ---         ---
                                               ----------- -----------
  Net income                                        $0.11       $0.08
                                               =========== ===========

Weighted average shares:
  Basic                                        24,830,246  24,453,634
  Diluted                                      34,185,823  24,776,054

Interest add-back for diluted calculation, net
 of tax                                              $679         ---




                       Serologicals Corporation
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                               March 28,  December 28,
      Assets                                       2004       2003
                                               -----------------------
Current assets:
  Cash and cash equivalents                        $58,510    $48,564
  Trade accounts receivable, net                    20,635     34,126
  Inventories                                       37,611     33,826
  Other current assets                              13,011     10,982
  Discontinued operations                              ---      7,019
                                               -----------------------
    Total current assets                           129,767    134,517
Property and equipment, net                         75,797     73,204
Discontinued operations                                ---      5,613
Goodwill                                            95,768     93,577
Other intangible assets, net                        49,123     49,881
Other                                                7,793      1,386
                                               -----------------------
    Total assets                                  $358,248   $358,178
                                               =======================

       Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                  $4,455     $4,547
  Accrued liabilities and other                     19,078     22,346
  Discontinued operations                              ---      2,864
                                               -----------------------
    Total current liabilities                       23,533     29,757
4.75% Convertible debentures                       132,207    130,916
Deferred income taxes                               18,316     18,181
Other liabilities                                      179        180
Discontinued operations                                ---        172
Stockholders' equity                               184,013    178,972
                                               -----------------------
    Total liabilities and stockholders' equity    $358,248   $358,178
                                               =======================




                       Serologicals Corporation
           Condensed Consolidated Statements of Cash Flows
     For the Three Months Ended March 28, 2004 and March 30, 2003
                             (Unaudited)


                                                   March 28, March 30,

                                                      2004     2003
                                                   -------------------
Operating Activities:
---------------------

Net income                                             $2,983  $2,022
Income from discontinued operations                       ---    (102)
                                                      ----------------
Net income from continuing operations                   2,983   1,920
Non-cash and working capital changes, net               9,497   3,154
                                                      ----------------
  Net cash provided by (used in) operating activities  12,480   5,074
                                                      ----------------

Investing Activities:
---------------------

Purchases of property & equipment                      (5,535) (1,895)
Disposition of business                                 3,500     ---
Other, net                                               (100)    ---
                                                      ----------------
  Net cash used in investing activities                (2,135) (1,895)
                                                      ----------------

Financing Activities:
---------------------

  Net cash provided by (used in) financing activities   1,274    (195)
                                                      ----------------

Net cash (used in) provided by discontinued operations (1,763)  5,115
Effect of foreign exchange on cash                         90    (603)
                                                      ----------------

Net increase in cash and cash equivalents               9,946   7,496
Cash, beginning of period                              48,564  15,242
                                                      ----------------
Cash, end of period                                   $58,510 $22,738
                                                      ================


    CONTACT: Serologicals Corporation, Atlanta
             Bud Ingalls / Craig Brown, 678-728-2115 / 678-728-2117